Exhibit 99.(4)(a)(2)

Amendment to

Investment Management and Administration Agreement

Dated as of August 1, 2008

THIS AMENDMENT is made as of December 1, 2013 between PACE SELECT ADVISORS TRUST, a Delaware statutory trust (“Trust”), and UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC. (“UBS Global AM”), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

WHEREAS, the Trust and UBS Global AM have entered into an Investment Management and Administration Agreement dated as of August 1, 2008; and

WHEREAS, PACE Strategic Fixed Income Investments (the “Fund”) is a series of the Trust; and

WHEREAS, the Trust’s Board of Trustees has approved the addition of a new breakpoint for the Fund;

NOW THEREFORE, Schedule I to the Agreement is hereby amended as follows:

The section of Schedule I pertaining to PACE Strategic Fixed Income Investments is deleted in its entirety and replaced with the following:

	Assets under management	Fee
PACE Strategic Fixed	$0 - $250 million	0.550%
Income Investments	On the next $250 million - $500 million	0.500%
	On the next $500 million - $750 million	0.475%
	On the next $750 million - $1 billion	0.450%
	On the next $1 billion - $1.25 billion	0.425%
	Above $1.25 billion	0.400%

IN WITNESS WHEREOF; the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	PACE® Select Advisors Trust

Name:	Name:
Title:	Title:

Attest:	UBS Global Asset Management
(Americas) Inc.

Name:	Name:
Title:	Title: